Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

MARK A. EMALFARB, Plaintiff, v. DYADIC INTERNATIONAL, INC., Defendant.	) ) ) ) ) ) ) ) ) )	Civil Action No. ______________

VERIFIED COMPLAINT

Plaintiff Mark A. Emalfarb ("Emalfarb"), by and through his undersigned counsel, brings this action pursuant to 8 Del.C.§ 211 for an order setting a date for an annual meeting of stockholders of Dyadic International, Inc. ("Dyadic" or the "Company"), and alleges for his complaint as follows:

1. Mr. Emalfarb is a director of the Company.  Mr. Emalfarb, in his capacity as trustee of the Mark A. Emalfarb Trust U/A/D October 1, 1987, has the sole power to dispose of or to direct the disposition of 7,098,559 shares of the Issuer's common stock, representing approximately 22.5% of the Company's outstanding stock.  This amount includes options and warrants, exercisable within 60 days, of the execution of the Voting Agreement to acquire additional shares of the Issuer's common stock.  Mr. Emalfarb, in his capacity as trustee of The Mark A. Emalfarb Trust U/AID October 1, 1987 is the holder of record of 5,822,125 shares of the Company, representing approximately 18.5% of the Company's outstanding stock.  As set forth on a joint Form 13D filed with the Securities and Exchange Committee, Mr. Emalfarb and other stockholders of the Company, who in the aggregate beneficially own more than fifty-two percent (52%) of the Company's outstanding shares, have agreed to vote as a group.  A true and correct copy of the Form 13D is attached hereto as Exhibit A.

2. Defendant Dyadic is a Delaware corporation with its principal place of business at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477.

3. Dyadic has not held an annual meeting of stockholders for the election of directors since June 12, 2006 and no action has been taken by written consent in lieu of an annual meeting to elect directors.

4. As of the date of filing of this Complaint, the Company has not announced any date for the holding of an annual meeting of stockholders.

5. Pursuant to 8 Del.C.§ 211(c):

If there be a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for that annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

6. As set forth above, plaintiff has established the statutory prerequisites to compel an annual meeting of stockholders to be convened for Dyadic.
WHEREFORE, plaintiff respectfully requests that this Court enter an Order as follows:

(a) Summarily ordering the Company to hold an annual meeting of stockholders for the election of directors;
(b) Designating a time and place of each such meeting, the record date for the determination of stockholders of the Company entitled to vote at the annual meeting, and approving the form of notice of the annual meeting;
(c) Awarding plaintiff his costs and attorneys fees of this litigation; and
(d) Granting such other and further relief as the Court deems proper.

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Amaryah Kishpaugh
S. Mark Hun (#3297)
Amaryah Kishpaugh (#4879)
1201 N. Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
(302) 658-9200
Attorneys for Mark A. Emalfarb
OF COUNSEL:

Peter V. B. Unger
Howrey LLP
1299 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2402
(202) 383-6830

November 14, 2007